Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Manolo Zúñiga, CEO or
Brad Holmes
Investor Relations Advisor
BPZ Energy, Inc.
281-556-6200 or 713-591-3138

BPZ ENERGY CLOSES $35 MILLION PRIVATE PLACEMENT OF COMMON STOCK

HOUSTON — May 9 2007 — BPZ Energy, Inc.  (AMEX: BZP) today announced that it closed the previously announced private placement of its common stock for gross proceeds of approximately $35 million.  The Company sold approximately 6.7 million shares to sixteen institutional and accredited investors at a price of $5.25 per share.

No warrants or dilutive securities will be issued to the investors in connection with the private placement.  The shares are being placed directly by the Company and there are no placement fees.  However, the Company retained Morgan Keegan & Company, Inc., as its financial advisor.

As previously announced, a final production test after completion of the Company’s Corvina CX11-21XD well yielded 5,900 barrels of crude oil per day (bopd) with 920 psia of wellhead pressure.  The well has been temporarily completed as an oil producing well.  A portion of the proceeds from this offering will be used to accelerate development of the Corvina oil discovery and otherwise will be used consistent with our operating plan as described in our public filings.

Additional Information

The private placement shares will be issued under Regulation D of the Securities Act of 1933, as amended.  The shares issued will be restricted shares and will not be eligible for trading until registered with the SEC.  The Company committed to file a registration statement covering the shares no later than 30 days after the closing, and will use its reasonable best efforts to obtain its effectiveness no later than 60 days after filing the registration statement, or in the event of SEC review, 90 days after filing.  Including the shares issued in conjunction with this transaction, the Company has 61,167,869 common shares outstanding, with fully diluted shares of 74,824,869.  The fully diluted shares include the potential effect of warrants, vested and unvested options, and restricted stock outstanding as well as the final 9,000,000 contingent earn-out shares issuable to the former shareholders of BPZ-Texas at such time as the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company, prior to December 28, 2007, not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day).

About BPZ Energy

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil and the redevelopment of the Albacora oil field.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “at such time,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the accuracy of our test results and ultimate certification of oil and gas reserves, success of our project financing efforts, well refurbishment efforts and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “barrels per day”, “cubic feet per day” and similar expressions suggesting quantities of oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.  These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC.

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